Exhibit 8.1

List of Subsidiaries

Authentic Genius Limited (“AGL”)

Giant Nova Holdings Limited (“Giant Nova”)

Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”)

Beijing Wowjoint Machinery Co., Ltd. (“BWMC” or “Beijing Wowjoint”)

Beijing Wowjoint Xingyun Co., Ltd. (“BWXC”)

Zhenjiang Wowjoint Heavy-duty Machinery Co., Ltd. (“Zhenjiang Wowjoint”)

Bright Bridge Construction Inc. (“Bright Bridge”)

BWI Consulting s.r.l. (“BWI”)